As filed with the U.S. Securities and Exchange Commission on February 4, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

1LIFE HEALTHCARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	76-0707204
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(415) 658-6792

(Address of principal executive offices) (Zip code)

1Life Healthcare, Inc. Amended 2007 Equity Incentive Plan

1Life Healthcare, Inc. 2017 Equity Incentive Plan

1Life Healthcare, Inc. 2020 Equity Incentive Plan

1Life Healthcare, Inc. 2020 Employee Stock Purchase Plan

(Full titles of the plans)

Amir Dan Rubin

Chair, Chief Executive Officer and President

1Life Healthcare, Inc.

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(415) 658-6792

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Matthew B. Hemington

John T. McKenna

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
– 2020 Equity Incentive Plan	16,924,355 (2)(3)	$14.00 (9)	$236,940,970	$30,755
– 2020 Employee Stock Purchase Plan	2,800,000 (4)(5)	$11.90 (10)	$33,320,000	$4,325
– 2017 Equity Incentive Plan (Options)	22,270,426 (6)	$6.54 (11)	$145,648,586	$18,906
– 2017 Equity Incentive Plan (RSUs)	271,251 (7)	$14.00 (9)	$3,797,514	$493
– 2007 Equity Incentive Plan	5,456,690 (8)	$3.94 (12)	$21,499,359	$2,791
Total	47,722,722		$441,206,429	$57,270

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), the Registrant’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”), and the Registrant’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”), by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Represents 16,000,000 shares reserved for future issuance pursuant to stock options, restricted stock unit awards (“RSUs”) and other awards under the 2020 Plan, plus 924,355 shares of common stock that were reserved but not issued pursuant to any awards granted under the 2017 Plan and were not subject to any awards granted thereunder as of the effective date of the 2020 Plan.

(3)

The number of shares reserved for issuance under the 2020 Plan will automatically increase on January 1st each year, starting on January 1, 2021, and continuing through January 1, 2030, by the lesser of (a) four percent (4%) of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year and (b) a number determined by the Registrant’s board of directors. The number of shares of common stock reserved for issuance under the 2020 Plan will also be increased by any shares of common stock subject to awards outstanding under the 2007 Plan or 2017 Plan that (i) terminate or expire prior to exercise or settlement; (ii) are not issued because the award is settled in cash; (iii) are forfeited because of the failure to vest; or (iv) are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, subject to the maximum limit set forth in the 2020 Plan.

(4)	Represents shares of common stock reserved for future issuance under the 2020 ESPP.
(5)

The number of shares reserved for issuance under the 2020 ESPP will automatically increase on January 1st of each year, starting on January 1, 2021 and continuing through January 1, 2030, by the lesser of (a) one and a half percent (1.5%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, (b) 2,800,000 shares of common stock or (c) a number determined by the Registrant’s board of directors.

(6)

Represents shares of common stock issuable upon exercise of stock options outstanding under the 2017 Plan as of the date of this Registration Statement. Any stock options outstanding under the 2017 Plan that (i) terminate or expire prior to exercise; (ii) are not issued because the award is settled in cash; (iii) are forfeited because of the failure to vest; or (iv) are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, will become available for issuance as shares of common stock under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan.

(7)

Represents shares of common stock reserved for issuance pursuant to RSUs outstanding under the 2017 Plan as of the date of this Registration Statement. Any RSUs outstanding under the 2017 Plan that (i) terminate or expire prior to settlement; (ii) are not issued because the award is settled in cash; (iii) are forfeited because of the failure to vest; or (iv) are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase price, will become available for issuance as shares of common stock under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan.

(8)

Represents shares of common stock issuable upon exercise of stock options outstanding under the 2007 Plan as of the date of this Registration Statement. Any stock options outstanding under the 2007 Plan that (i) terminate or expire prior to exercise; (ii) are not issued because the award is settled in cash; (iii) are forfeited because of the failure to vest; or (iv) are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, will become available for issuance as shares of common stock under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $14.00 per share of common stock as set forth in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-235792), declared effective on January 30, 2020.

(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $14.00 per share of common stock as set forth in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-235792), declared effective on January 30, 2020, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.

(11)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2017 Plan.

(12)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2007 Plan.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by 1Life Healthcare, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)    The Registrant’s prospectus filed on January 31, 2020 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-235792), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)     The Registrant’s Current Report on Form 8-K filed on February 4, 2020 (File No. 001-39203).

(c)     The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A filed on January 28, 2020 (File No. 001-39203) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(d)    All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that became effective upon the closing of the Registrant’s initial public offering permits indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that became effective upon the closing of the Registrant’s initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-39203	3.1	February 4, 2020

4.2	Amended and Restated Bylaws of the Registrant.	S-1	333-235792	3.4	January 21, 2020

4.3	Form of common stock certificate of the Registrant.	S-1	333-235792	4.1	January 21, 2020

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this registration statement).

99.1	2007 Equity Incentive Plan, as amended.	S-1	333-235792	10.2	January 3, 2020

99.2	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2007 Equity Incentive Plan.	S-1	333-235792	10.3	January 3, 2020

99.3	2017 Equity Incentive Plan, as amended.	S-1	333-235792	10.4	January 3, 2020

99.4	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2017 Equity Incentive Plan.	S-1	333-235792	10.5	January 3, 2020

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

99.5	2020 Equity Incentive Plan.	S-1	333-235792	10.6	January 21, 2020

99.6	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2020 Equity Incentive Plan.	S-1	333-235792	10.7	January 21, 2020

99.7	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2020 Equity Incentive Plan.	S-1	333-235792	10.8	January 21, 2020

99.8	2020 Employee Stock Purchase Plan.	S-1	333-235792	10.9	January 21, 2020

*	Filed herewith

ITEM 9.	UNDERTAKINGS

1.    The undersigned registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 4, 2020.

1LIFE HEALTHCARE, INC.

By:	/s/ Amir Dan Rubin
Amir Dan Rubin
Chair, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amir Dan Rubin and Lisa A. Mango, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amir Dan Rubn Amir Dan Rubin	Chair, Chief Executive Officer and President (Principal Executive Officer)	February 4, 2020

/s/ Bjorn B. Thaler Bjorn B. Thaler	Chief Financial Officer (Principal Financial and Accounting Officer)	February 4, 2020

/s/ Paul R. Auvil Paul R. Auvil	Director	February 4, 2020

/s/ Mark S. Blumenkranz, M.D. Mark S. Blumenkranz, M.D.	Director	February 4, 2020

/s/ Bruce W. Dunlevie Bruce W. Dunlevie	Director	February 4, 2020

/s/ Kalen F. Holmes, Ph.D. Kalen F. Holmes, Ph.D.	Director	February 4, 2020

/s/ David P. Kennedy David P. Kennedy	Director	February 4, 2020

/s/ Freda Lewis-Hall, M.D. Freda Lewis-Hall, M.D.	Director	February 4, 2020

/s/ Robert R. Schmidt Robert R. Schmidt	Director	February 4, 2020

/s/ David B. Singer David B. Singer	Director	February 4, 2020